SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    February 13, 2006

Dalrada Financial Corporation
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(Exact Name of Registrant as Specified in its Charter)

Delaware                                           0-12641                       33-0021693
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(State or Other Jurisdiction       (Commission    (IRS Employer
of Incorporation)                         File Number)          Identification No.)

9449 Balboa Avenue, Suite 211, San Diego, CA    92123
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(Address of Principal Executive Offices)                           (Zip Code)

Registrant's telephone number, including area code:          (858) 277-5300
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(Former Name or Former Address, if Changed Since Last Report)

ITEM 1.01. Entry into Material Definitive Agreement

On February 13, 2006, Dalrada Financial Corporation issued convertible notes to various investors in exchange for Gross proceeds of $5,000,000, with $4,384,800 of net proceeds going to the Company. $1,757,902 of the net proceeds were used directly to pay debt settlements.

The convertible notes mature in two years, at a 15% per annum interest rate and call for monthly interest payments with the principal due on maturity. If Dalrada defaults on the interest payments, the investors will have the right to convert the notes into common shares at a seventy-five percent (75%) discount to market price. In addition, warrants for 1,352,000,000 shares of common stock with an exercise price of $.005 were issued to the investors as part of the funding. These warrants expire in seven years and have a cashless exercise provision.

Concurrent with the funding, certain Dalrada investors holding convertible notes exchanged such notes plus any related accrued interest and penalties, for new notes with the same terms as referenced above. These notes are valued at $2,545,093.

Item 7.  Exhibits

None

Exhibit No.	Exhibit
10.41	Subscription Agreement 2-13-06
10.42	Escrow Agreement 2-13-06
10.43	Convertible Note - Longview Fund LP 2-13-06
10.44	Convertible Note - Longview Equity Fund LP 2-13-06
10.45	Convertible Note - Longview Fund LP #2 2-13-06
10.46	Convertible Note - Longview Int’l Equity Fund LP 2-13-06
10.47	Convertible Note - Alpha Capital A.G. LP 2-13-06
10.48	Convertible Note - Balmore S.A. LP 2-13-06
10.49	Convertible Note - H. Schraub 2-13-06
10.50	Warrant - Longview Fund LP 2-13-06
10.51	Warrant - Longview Equity Fund LP 2-13-06
10.52	Warrant - Longview Equity Int’l Fund LP 2-13-06
10.53	Warrant - Alpha Capital A.G. LP 2-13-06
10.54	Warrant - Balmore S.A. LP 2-13-06
10.55	Warrant - H. Schraub 2-13-06
10.56	Security Agreement 2-13-06
10.57	Guaranty Agreement 2-13-06
10.58	Collateral Agent Agreement 2-13-06
10.59	Consulting Agreement Ghillie Finanz SA 2-13-06

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

s/ Brian Bonar             Chairman of the Board of Directors,
 February 23, 2006
- -----------------------             Chief Executive Officer, and
Brian Bonar                 (Principal Executive Officer)

/s/ Robert A. Dietrich         Director
February 23, 2006
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Robert A. Dietrich

/s/ Eric W. Gaer           Director
February 23, 2006
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Eric W. Gaer

/s/ Richard H. Green          Director
February 23, 2006
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Richard H. Green

/s/ Stephen J. Fryer          Director
February 23, 2006
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Stephen J. Fryer